Filed pursuant to Rule 433
Registration no. 333-156101-03
Qwest Corporation
$950,000,000 6.75% Notes due 2021
Pricing Term Sheet
Date: September 27, 2011

Issuer:	Qwest Corporation
Principal Amount:	$950,000,000
Security:	$950,000,000 6.75% Notes due 2021
Maturity:	December 1, 2021
Coupon:	6.75%
Issue Price:	98.181%
Yield to Maturity:	7.00%
Spread to Benchmark Treasury:	4.996%
Benchmark Treasury:	2.125% due August 15, 2021
Benchmark Treasury Yield:	2.004%
Interest Payment Dates:	June 1 and December 1, commencing June 1, 2012
Interest Calculation Convention:	30/360
Denominations:	$2,000 minimum x $1,000
Optional Redemption:	At any time by the Issuer at greater of Par or Make-Whole at discount rate of Treasury plus 50 basis points.
Settlement Date:	T+5; October 4, 2011
CUSIP Number:	74913GAX3
ISIN/Common Code:	US74913GAX34
Anticipated Ratings*:	BBB- by Standard & Poor’s Ratings Services (Stable outlook); Baa3 by Moody’s Investors Service, Inc. (Negative outlook); BBB- by Fitch Ratings Ltd. (Stable outlook)
Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Deutsche Bank Securities Inc. Mitsubishi UFJ Securities (USA), Inc. SunTrust Robinson Humphrey, Inc.
Co-Managers:	BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. Mizuho Securities USA Inc. U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities LLC collect at 212-834-4533.